Exhibit 99.1

    Jacuzzi Brands Announces Second Quarter 2005 Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--May 10, 2005--

                 Q2 FY 2005 Highlights vs. Q2 FY 2004

    --  Net Sales Increased 1.4% to $337.6 Million

    --  Operating Income Increased 18.3% to $21.3 Million

    --  Plumbing Product Sales Up 15.0%

    Jacuzzi Brands, Inc. (NYSE:JJZ), today announced earnings for the second quarter ended April 2, 2005. Net sales for the second quarter of fiscal 2005 increased 1.4% to $337.6 million from net sales of $332.9 million for the second quarter of fiscal 2004. Operating income for the fiscal 2005 second quarter increased 18.3% to $21.3 million from operating income of $18.0 million for the second quarter of fiscal 2004. Net earnings for the second quarter of fiscal 2005 increased 27.1% to $7.5 million, or $0.10 per share, from $5.9 million, or $0.08 per share, in the second quarter of fiscal 2004.
    Higher consolidated net sales in the second quarter of fiscal 2005 were driven primarily by the 15.0% increase in Plumbing Products sales. The Plumbing Products and Bath Products segments each reported increases in operating income, which offset a slight decline in operating income at Rexair. Net income for the second quarter of fiscal 2005 included restructuring charges of $1.2 million, or $0.01 per diluted share, as compared to restructuring charges of $3.0 million, or $0.03 per diluted share, in the same period one year ago. Net income for the fiscal 2005 second quarter was favorably impacted by a reduced effective tax rate resulting from a $2.9 million tax benefit recognized upon completion of a Federal tax audit. The operating results at each of the Company's three business segments are discussed more fully below.

Bath Products -
                                     3 Months Ended    6 Months Ended
                                   ----------------- -----------------
                                   April 2, April 3, April 2, April 3,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
                                              (in millions)
Net Sales                          $ 227.9  $ 232.3  $ 440.4  $ 444.3
Operating Income                   $   5.0  $   2.5  $   7.8  $   8.5
Capital Expenditures               $   5.6  $   2.9  $   8.7  $   5.2
Depreciation & Amortization        $   4.2  $   3.9  $   8.2  $   7.5

    Sales in the Bath Products segment decreased 1.9% in the second quarter of fiscal 2005 from the same period in fiscal 2004. A $3.6 million foreign currency benefit was offset by lower sales in the U.K. Bath and Sink businesses caused by a decline in the U.K. market, lower domestic spa sales and a $1.7 million decline in Eljer(R) branded sales attributable to the previously announced product rationalizations. Bath and Sink sales in the U.K. declined as the market abruptly slowed in the second half of the quarter and retailers reduced orders to address higher inventory levels. Domestic spa sales decreased primarily because of a sluggish market resulting from an unusually wet winter in a number of regions and higher energy costs. Service disruptions experienced when consolidating the customer service functions into the Dallas, TX shared services center also contributed to the lower spa sales. Changes are being implemented to address the customer service issues.
    Operating income increased to $5.0 million in the second quarter of fiscal 2005 from $2.5 million in the second quarter of fiscal 2004. Earnings were impacted by $1.2 million of restructuring charges, which was a $2.1 million reduction from the $3.3 million in restructuring charges in the year ago quarter. In addition, the Company settled a dispute with the previous owners of the Sundance Spas business regarding the payment of pre-acquisition warranty costs for $3.5 million, resulting in a $2.2 million reduction in warranty costs in the second quarter of fiscal 2005. Results for the second quarter of fiscal 2004 included a $4.1 million increase in bad debt reserves associated with financial difficulties encountered by several Brazilian distributors.
    Operating income in the second quarter of fiscal 2005 was negatively impacted by the year over year decline in sales and higher SG&A costs associated with the Company's global branding, marketing and product development initiatives. Operating results also included costs for the expansion of the Malta stainless steel sink plant, the separation of the President of the Company's Jacuzzi business unit, and the opening of the Zhuhai, China Engineering and Sourcing Center. Product price increases benefited the quarter and offset higher commodity prices.
    Capital expenditures increased during the second quarter of fiscal 2005 as the Company continued to invest in new products and upgrades in point-of-sale materials and merchandising.
    Donald C. Devine, President and Chief Operating Officer of Jacuzzi Brands, stated, "While we did benefit from higher product pricing that offset higher commodity costs, we are disappointed in our second quarter Bath Products segment results. We expect the U.K. markets to slowly improve throughout the remainder of the year. In early April, we realigned the management of the Jacuzzi Bath business to report directly to me, promoting a sharpened focus on sales growth, cost reduction and margin expansion. We have reduced personnel in our U.K. Bath operations in Bradford to match the lower volume levels. The opening of our new Zhuhai Engineering and Sourcing Center will help to accelerate our margin expansion efforts and offset commodity price inflation, by broadening access to low cost suppliers of components for our products."

Plumbing Products -
                                    3 Months Ended    6 Months Ended
                                   ----------------- -----------------
                                   April 2, April 3, April 2, April 3,
                                     2005     2004     2005    2004
                                   -------- -------- -------- --------
                                              (in millions)
Net Sales                          $  82.1  $  71.4  $ 158.9  $ 138.5
Operating Income                   $  15.3  $  12.1  $  30.5  $  24.4
Capital Expenditures               $   1.3  $   0.9  $   2.2  $   1.6
Depreciation & Amortization        $   1.3  $   1.3  $   2.7  $   2.6

    Sales in the Plumbing Products segment increased 15.0% to $82.1 million in the second quarter of fiscal 2005 compared to the same period last year. The higher sales were driven by the continued growth in all of the Company's principal markets, the market's increasing conversion from copper pipe to PEX tubing in plumbing applications, and the full realization of price increases implemented during the latter half of fiscal 2004 to offset higher raw material costs.
    Operating income for the second quarter of fiscal 2005 increased 26.4% to $15.3 million (18.6% of sales) from $12.1 million (16.9% of sales) in the same period last year. Strong sales volume and favorable pricing continue to offset higher scrap iron and steel costs leading to the improved margins.

Rexair -
                                    3 Months Ended    6 Months Ended
                                   ----------------- -----------------
                                   April 2, April 3, April 2, April 3,
                                     2005     2004     2005    2004
                                   -------- -------- -------- --------
                                              (in millions)
Net Sales                          $  27.6  $  29.2  $  51.4  $  53.9
Operating Income                   $   6.0  $   6.7  $  12.5  $  12.7
Capital Expenditures               $   0.1  $   0.1  $   0.2  $   0.9
Depreciation & Amortization        $   0.8  $   0.8  $   1.6  $   1.6

    Rexair's sales decreased 5.5% or $1.6 million in the second quarter of fiscal 2005 compared to the same quarter of fiscal 2004. Domestic sales continue to be challenged by the "Do Not Call" legislation, which restricts the calling of referred customers without first obtaining permission. Rexair has launched alternative strategies to replace appointments lost due to this legislation, such as setting up referral appointments while still in the home, registering people at trade shows, and door-to-door registrations.
    Rexair's second quarter fiscal 2005 operating income remained relatively stable at 21.7% of sales versus 22.9% of sales in the same period last year, despite lower sales.

    Corporate Expenses and Other

    Corporate expenses increased to $5.0 million in the second quarter of fiscal 2005 from $3.3 million in the second quarter of fiscal 2004 as a result of reduced pension income due to a lower discount rate and increased amortization of net actuarial losses ($0.9 million), increased audit and other fees associated with Sarbanes-Oxley compliance ($0.7 million), and amortization associated with various option exchange programs implemented over the last twelve months ($0.4 million), partially offset by an overall decrease in consulting and professional fees.
    Other expenses in the second quarter of fiscal 2005 include a net gain on the sale of two non-operating assets of $1.1 million. The second quarter of fiscal 2004 included a $2.4 million gain on the collection of a non-operating note receivable. Both periods include expenses associated with retained liabilities of the Company's ladder operations, which were sold in October 1999, and equity earnings (losses) associated with an investment in Spear & Jackson.
    Interest income decreased by $2.8 million primarily as a result of interest received in the second quarter of fiscal 2004 related to a prior IRS audit settlement.
    The Company's effective tax rate in the second quarter of fiscal 2005 declined as a result of a $2.9 million tax benefit recognized upon the completion of a Federal tax audit.
    Total debt (notes payable, current maturities of long-term debt and long-term debt) at April 2, 2005 of $490.8 million decreased from April 3, 2004 levels of $505.3 million. Net debt (total debt of $490.8 million less cash and cash equivalents of $26.2 million at April 2, 2005 and total debt of $505.3 million less cash and cash equivalents of $26.8 million at April 3, 2004) also decreased to $464.6 million at April 2, 2005 from $478.5 million at April 3, 2004. Free cash flow (cash flow used in operating activities of $28.6 million plus capital spending, net of asset sales, of $4.1 million) was ($32.7) million for the first half of fiscal 2005. This negative free cash flow was primarily the result of increased inventory levels, the result of higher commodity prices, weak top line performance in the domestic spa and U.K. Bath and Sink businesses, the introduction of new product lines, and an increase in overseas sourcing of products. Overseas sourcing increases inventory lead times, requiring additional stocking levels. The Company intends to reduce inventory levels during its peak third and fourth quarter selling season, in addition to improve payment terms with its customers and vendors.
    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, stated, "Although we continue to be pleased with our Plumbing Products segment results, we are disappointed in the Bath Products segment. As the expected increase in sales has not materialized, we have put cost reduction plans in place to improve profitability in the second half of fiscal 2005. We, like the rest of our industry, continue to monitor both commodity prices and recent consumer spending trends. We are taking the necessary steps to mitigate their impact on our operating results."

    Outlook

    The Company expects to report net earnings from continuing operations of $0.84 to $0.88 per share for fiscal 2005. Included in this amount is the after tax gain on the sale of Rexair, net of related debt retirement costs, of approximately $24 million or $0.31 per share, the $2.9 million tax benefit ($0.04 per share) and restructuring charges of $5.8 million ($0.05 per share). Excluding these amounts, net earnings from continuing operations for fiscal 2005 is expected to be in the range of $0.54 to $0.58 per share which is below prior estimates largely as a result of the sale of Rexair, the decline in the U.K. bath market and the sluggishness in the spa market.
    As previously announced, the Company entered into an agreement to sell 70% of its investment in Rexair in a transaction valued at $170 million. The Company expects net cash proceeds at closing to total approximately $145 million, a portion of which will be used to pay off its term loan and the outstanding balances under its credit agreement, which together amounted to approximately $86 million at March 31, 2005. The after tax gain, net of debt retirement costs, of approximately $24 million is expected to be included in the Company's financial results in the third quarter of fiscal 2005. The Company expects to begin accounting for its remaining investment in Rexair under the equity method of accounting in the fourth quarter. The loss of Rexair earnings for the remainder of the year, net of lower debt cost and a higher tax rate, will reduce forecasted fiscal 2005 EPS by $0.04 per share. The transaction is subject to the receipt of debt financing by the acquirer, antitrust approval and other customary closing conditions, and is expected to close by the end of Jacuzzi Brands fiscal 2005 third quarter ending July 2, 2005.

    Conference Call

    The Company will host a conference call on May 10, 2005 at 11:00 am (Eastern Daylight Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through June 9, 2005 by calling (402) 220-3015. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com and institutional investors can access the call via CCBN's password protected event management site, Street Events at www.streetevents.com, through June 9, 2005.

    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2005 and in future years to differ materially from those expressed in this press release.
    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings from continuing operations, free cash flow, and the forecasted fiscal 2005 net earnings per share excluding certain amounts, are non-GAAP financial measures, which exclude certain charges. Items excluded from earnings from continuing operations to arrive at adjusted earnings from continuing operations include restructuring charges, net of tax, and the other items set forth in the reconciliation attached to this release. Free cash flow excludes capital spending, net of asset sales, from cash flow from operating activities. The forecasted fiscal 2005 net earnings per share excluding certain amounts excludes fiscal 2005 restructuring charges, tax benefit on audit settlement and debt retirement costs. Adjusted earnings from continuing operations and related per share information, along with free cash flow and forecasted net earnings per share excluding certain amounts, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings from continuing operations, free cash flow and the forecasted fiscal 2005 net earnings per share excluding certain amounts, should not be considered measures of financial condition or performance in isolation or as an alternative to earnings from continuing operations, cash flow from operations, net earnings, or earnings per share from continuing operations as reported in the Balance Sheets and Statements of Earnings in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings from continuing operations, cash flow from operations, earnings per share from continuing operations and the forecasted earnings per share are significant components in understanding and assessing financial performance.


                         Jacuzzi Brands, Inc.
             Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)
                              (Unaudited)

                       Three Months Ended         Six Months Ended
                   ------------------------- -------------------------
                      April 2,     April 3,     April 2,     April 3,
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
                                (Restated)(1)            (Restated)(1)

Net sales          $     337.6  $     332.9  $     650.7  $     636.7
Operating costs
 and expenses:
Cost of products
 sold                    238.1        234.8        455.7        446.5
Selling, general
 and
 administrative
 expenses                 77.0         77.1        150.7        146.8
Restructuring
 charges                   1.2          3.0          4.0          5.7
                   ------------ ------------ ------------ ------------

Operating income          21.3         18.0         40.3         37.7

Interest expense         (12.4)       (12.5)       (24.5)       (25.5)
Interest income            0.2          3.0          1.2          3.5
Other income
 (expense), net           (0.9)         1.2         (0.2)         1.5
                   ------------ ------------ ------------ ------------

Earnings before
 income taxes              8.2          9.7         16.8         17.2
Provision for
 income taxes             (0.4)        (3.8)        (3.7)        (6.7)
                   ------------ ------------ ------------ ------------

  Earnings from
   continuing
   operations              7.8          5.9         13.1         10.5
                   ------------ ------------ ------------ ------------

Loss from
 discontinued
 operations, net
 of tax benefit
 of $0.2                     -            -            -         (0.6)
Loss from disposal
 of discontinued
 operations,
 net of tax benefit
 of $0.2                  (0.3)           -         (0.3)           -
                   ------------ ------------ ------------ ------------

   Net earnings    $       7.5  $       5.9  $      12.8  $       9.9
                   ============ ============ ============ ============

Basic earnings
 (loss) per share:
 Continuing
  operations       $      0.10  $      0.08  $      0.17  $      0.14
 Discontinued
  operations                 -            -            -        (0.01)
                   ------------ ------------ ------------ ------------
                   $      0.10  $      0.08  $      0.17  $      0.13
                   ============ ============ ============ ============
Diluted earnings
 (loss) per share:
 Continuing
  operations       $      0.10  $      0.08  $      0.17  $      0.14
 Discontinued
  operations                 -            -            -        (0.01)
                   ------------ ------------ ------------ ------------
                   $      0.10  $      0.08  $      0.17  $      0.13
                   ============ ============ ============ ============

(1) Net income and earnings per share from continuing operations were restated to reflect the change in accounting for our investment in Spear & Jackson as a result of the increase in our ownership percentage. Net income for the six months ended April 3, 2004 increased by $0.6 million or $0.01 per share. Net income for the three months ended April 3, 2004 was not impacted.


                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)

                                               April 2,    October 2,
                                                 2005         2004
                                             ------------ ------------
                                              (Unaudited)(Restated)(2)

                                ASSETS

Current assets:
Cash and cash equivalents                    $      26.2  $      39.6
Trade receivables, net                             244.9        247.7
Inventories                                        229.1        195.4
Deferred income taxes                               30.0         30.3
Assets held for sale                                 2.6          3.6
Other current assets                                39.4         23.7
                                             ------------ ------------

Total current assets                               572.2        540.3

Property, plant and equipment, net                 126.8        124.9
Pension assets                                     150.6        150.3
Insurance for asbestos claims                      171.0        171.0
Goodwill                                           284.2        281.7
Other intangibles, net                              59.1         59.7
Other non-current assets                            28.7         44.9
                                             ------------ ------------
TOTAL ASSETS                                 $   1,392.6  $   1,372.8
                                             ============ ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable                                $      20.2  $      21.1
Current maturities of long-term debt                29.7          3.9
Trade accounts payable                             119.5        123.7
Income taxes payable                                20.8         18.3
Accrued expenses and other current
 liabilities                                       121.3        134.4
                                             ------------ ------------

Total current liabilities                          311.5        301.4

Long-term debt                                     440.9        446.8
Deferred income taxes                               23.3         25.9
Asbestos claims                                    171.0        171.0
Other non-current liabilities                      134.5        138.4
                                             ------------ ------------

Total liabilities                                1,081.2      1,083.5

Commitments and contingencies
Stockholders' equity                               311.4        289.3
                                             ------------ ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $   1,392.6  $   1,372.8
                                             ============ ============

(2) Restated to reflect the change in accounting for our investment in Spear & Jackson.


                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)


                     Bath    Plumbing          Corporate  Consolidated
                   Products  Products  Rexair  and Other     Total
                   --------  --------  ------  ---------  ------------
Net Sales
Second
 Quarter     2005  $ 227.9   $  82.1  $ 27.6    $     -    $    337.6
             2004    232.3      71.4    29.2          -         332.9
Year to Date 2005  $ 440.4   $ 158.9  $ 51.4    $     -    $    650.7
             2004    444.3     138.5    53.9          -         636.7
----------------------------------------------------------------------
Total Operating
 Income (Loss)
Second
 Quarter     2005  $   5.0   $  15.3  $  6.0    $  (5.0)   $     21.3
             2004      2.5      12.1     6.7       (3.3)         18.0
Year to Date 2005  $   7.8   $  30.5  $ 12.5    $ (10.5)   $     40.3
             2004      8.5      24.4    12.7       (7.9)         37.7
----------------------------------------------------------------------
Capital
 Expenditures
Second
 Quarter     2005  $   5.6   $   1.3  $  0.1    $   0.1    $      7.1
             2004      2.9       0.9     0.1        0.5           4.4
Year to Date 2005  $   8.7   $   2.2  $  0.2    $   0.2    $     11.3
             2004      5.2       1.6     0.9        0.6           8.3
----------------------------------------------------------------------
Depreciation and
 Amortization
Second
 Quarter     2005  $   4.2   $   1.3  $  0.8    $   0.9    $      7.2
             2004      3.9       1.3     0.8        0.2           6.2
Year to Date 2005  $   8.2   $   2.7  $  1.6    $   1.9    $     14.4
             2004      7.5       2.6     1.6        0.3          12.0
----------------------------------------------------------------------
Restructuring Charges Included In
 Operating Income (Loss)
Second
 Quarter     2005  $   1.2   $     -  $    -    $     -    $      1.2
             2004      3.3         -       -       (0.3)          3.0
Year to Date 2005  $   4.0   $     -  $    -    $     -           4.0
             2004      5.7         -       -          -           5.7
----------------------------------------------------------------------


                         Jacuzzi Brands, Inc.
      Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)


                            Three Months Ended     Six Months Ended
                               April 2, 2005         April 2, 2005
                           --------------------- ---------------------
                                $        EPS          $        EPS
                           ---------- ---------- ---------- ----------
Earnings from continuing
 operations                 $    7.8   $   0.10   $   13.1   $   0.17

Restructuring charges, net
 of tax                          0.7       0.01        2.4       0.03
                           ---------- ---------- ---------- ----------

                                 8.5       0.11       15.5       0.20

Net non-operating asset
 gains, net of tax              (0.7)     (0.01)      (0.7)     (0.01)

Tax benefit on audit
 settlement                     (2.9)     (0.04)      (2.9)     (0.04)


Adjusted earnings from
 continuing operations      $    4.9   $   0.06   $   11.9   $   0.15
                           ========== ========== ========== ==========



                            Three Months Ended     Six Months Ended
                              April 3, 2004         April 3, 2004
                           --------------------- ---------------------
                                $         EPS         $        EPS
                           ---------- ---------- ---------- ----------
Earnings from continuing
 operations                 $    5.9   $   0.08   $   10.5   $   0.14

Restructuring charges, net
 of tax                          1.8       0.03        3.5       0.05
                           ---------- ---------- ---------- ----------

                                 7.7       0.11       14.0       0.19

Brazilian note write-off,
 net of tax                      2.5       0.03        2.5       0.03

Interest income on tax
 settlement, net of tax         (1.5)     (0.02)      (1.5)     (0.02)

Non-operating asset gains,
 net of tax                     (1.5)     (0.02)      (2.0)     (0.03)
                           ---------- ---------- ---------- ----------
Adjusted earnings from
 continuing operations      $    7.2   $   0.10   $   13.0   $   0.17
                           ========== ========== ========== ==========

    CONTACT: Jacuzzi Brands, Inc.
             VP - Investor Relations
             Diana Burton, 561-514-3850
              or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608